                                  EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

                                                                      Names under which
                                   State of Incorporation                doing business
                                   ----------------------             -----------------
1.  Voice Systems Technology, Inc.      Delaware               Boston Communications Group

2.  Cellular Express, Inc.              Massachusetts          Boston Communications Group

3.  Wireless Americas Corp.             Delaware               Boston Communications Group

4.  PCS Roaming, Inc.                   Massachusetts          Boston Communications Group

5.  Boston Communications Group         Massachusetts          Boston Communications Group
    Securities Corp.